99.1

EZCORP REPORTS RECORD REVENUES, INCOME AND EARNINGS PER SHARE

AUSTIN, Texas (November 6, 2012) – EZCORP, Inc. (NASDAQ: EZPW), a leading provider of instant cash solutions for consumers, today announced record results for its fourth quarter and fiscal year ended September 30, 2012.
For the quarter, total revenues were $258.4 million, net income was $38.6 million and earnings per share were $0.75, all records for the Company's fourth fiscal quarter.
The Company also generated record-setting performance for the full fiscal year. Compared with the prior year, total revenues increased 14% to $992.5 million, net income increased 18% to $143.7 million and earnings per share increased 16% to $2.81, all records for the Company. The Company also added 151 locations in three countries, acquired majority ownership in two lending companies in Mexico and the United Kingdom and signed a multi-year agreement with Western Union to provide money transfer and other payment services across its growing network.

Key Drivers

•
International Performance - Reflecting the continued successful execution of the Company's geographic, product and channel diversification strategy, 31% of the Company's consolidated segment contribution in the quarter was attributable to areas outside the United States, up from 8% a year earlier. Furthermore, combined total revenue in the Latin America and Other International segments more than doubled during the quarter compared to the same quarter last year. For the full fiscal year, earnings generated outside the United States increased from 8% of consolidated segment contribution to 18%. These increases are the result of continued strength in the Company's Empeño Fácil business in Mexico, the acquisition of controlling interests in Crediamigo and Cash Genie and the Company's strategic investments in the United Kingdom and Australia.

•
Mexico Pawn Operations - Empeño Fácil, the Company's Mexico pawn operation, continued its strong performance. Compared to the fourth quarter of last year, merchandise sales were up 51%, pawn service charges were up 40% and pawn loan balances increased 54%. Jewelry scrapping sales declined 15% reflective of the continued challenging gold dynamics. Year-over-year increases were due to the continued development and maturity of the existing store base and the addition of new stores. The Company now operates 230 pawn stores in Mexico, having opened 52 during fiscal 2012.

•
Mexico Payroll Withholding Lending - Crediamigo recorded net revenues of $10.4 million in the quarter, and $27.4 million since the acquisition in late January, with bad debt as a percentage of fees of 1%. As expected, Crediamigo again refinanced portions of its $90 million third party debt at lower rates of interest. The lower interest rates will result in significantly reduced interest expense going forward. The weighted average interest rate on Crediamigo's third party debt is now 11%, compared to 19% before acquisition. Purchase accounting income impact during the quarter totaled $6.7 million, of which $4.0 million was attributable to EZCORP, with the majority of the adjustment coming from the accelerated amortization of debt premium associated with the refinanced debt. When reduced by income taxes and the noncontrolling interest, the net income attributable to EZCORP was $8.2 million for the quarter and $10.1 million during the fiscal year.

•	U.K. Online Lending - Cash Genie, the Company's U.K online lending business, was profitable for the year as expected. Cash Genie is one of the top 10 largest online lenders in the U.K.

•
Affiliates - The Company's equity investments in Albemarle & Bond Holdings PLC and Cash Converters International Limited combined generated a 9% and 7% increase, in earnings attributable to EZCORP for the quarter and full fiscal year, respectively, as compared to the prior same periods.

•
Storefront Growth - During the quarter, the Company added 12 new stores (2 acquired and 10 de novo). For the full fiscal year, the Company added 151 new stores (96 acquired, of which 45 came with the Crediamigo acquisition, and 55 de novo) and now operates 1,262 locations in the United States, Canada and Mexico. Based on the strength of its high return de novo performance over the last several years, the Company expects to accelerate its de novo openings in fiscal 2013 and beyond. During fiscal 2013, the Company expects to triple its annual de novo openings compared to fiscal 2012, opening roughly 175 locations in the United States, Mexico and Canada.

•
U.S. Pawn Performance - U.S. Pawn loan balances grew 5% to $141 million at quarter-end, and pawn service charges increased 10% during the quarter, compared with the year-ago quarter. With the exception of jewelry sales and scrapping activities, the Company's pawn operations in the United States showed continued strength. General merchandise pawn loan balances grew 9% compared to the prior year quarter, with sales of general merchandise up 18%. Excluding earnings from scrap, the U.S. pawn operating contribution for the quarter increased 15% over the same quarter last year, while the year-over-year increase was 18%.

•
Gold - In terms of dollars, jewelry as a percentage of total U.S. pawn loan balances has remained largely unchanged quarter-over-quarter, while jewelry redemption rates increased 50 bps, resulting in a 17% same-store decrease in jewelry scrapping sales in the quarter and a 24% same-store decrease in jewelry merchandise sales. The Company estimates that, on a same-store basis, the change in gold metrics (price and volume) from the prior year quarter caused a deterioration of approximately $11 million in net revenue for the U.S. and Canada segment.

•
Consumer Lending Performance - Consumer loan balances increased to $96 million globally at September 30, driving consumer loan fees earned during the quarter up 27%. In addition, improved underwriting and collections effectiveness, coupled with consolidation of the lower risk profile Crediamigo business, led to a significant improvement in bad debt as a percentage of consumer loan fees. On a consolidated basis, the measure improved 220 bps (from 24% to 22%). Within the United States, fee net revenues decreased by 5%, driven by regulatory pressures within Texas, but mostly offset by growth in other states; installment loan net revenues increased by 50% and auto title net revenues were flat.

Consolidated Financial Highlights – Three months ended September 30, 2012 versus the prior year quarter

•	Total revenues of $258.4 million, up 10%, were driven by a 27% increase in consumer loan fees, a 14% increase in merchandise sales and a 13% increase in pawn service charges.

•	Net revenues of $163.3 million were up 11%, with the increase primarily attributable to a combination of margin rate improvement in merchandise sales and 220 bps improvement in bad debt expense.

•	Net income increased 6% to $38.6 million, and diluted earnings per share were $0.75, up 4% over prior year's quarter.

•	Cash and cash equivalents at quarter-end were $52.8 million, with debt of $219.9 million (including Crediamigo third party debt of $89.9 million, all of which is non-recourse to EZCORP).

•
For the quarter, administrative expense of $30.3 million reflected an $11.3 million increase over the same quarter last year, $5.0 million of which result from the consolidation of Crediamigo and Cash Genie. Of the remaining $6.3 million increase, roughly half was associated with supporting accelerated growth of the de novo and international operations.

•
Income tax expense for the quarter was 29% of income before income taxes, compared with 35% last year fourth quarter. The decrease in rate was attributable to increased earnings outside the United States and the benefit of state net operating loss carryovers.

Consolidated Financial Highlights – Fiscal year ended September 30, 2012 versus the prior year

•	Total revenues increased 14% to a record $992.5 million due primarily to a 21% increase in consumer loan fees, a 19% increase in merchandise sales and a 17% increase in pawn service charges.

•	Net revenues increased 17% due primarily to a 30 bps improvement on merchandise margins and a 260 bps improvement in consumer bad debt expense.

•	Net income increased 18% to $143.7 million for the fiscal year, and diluted earnings per share were $2.81, a 16% increase over the prior year.

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•
For the fiscal year, administrative expense of $94.0 million reflects an $18.8 million increase over last year, $11.7 million of which result from the consolidation of Crediamigo and Cash Genie. The remaining $7.1 million year-over-year increase was attributable to supporting the Company's domestic and international growth.

•
The Company's effective tax rate for the year was reduced from 35% to 32%, reflecting the continued success and growth of the Company's business in areas outside the United States and the benefit of state NOL's mentioned previously.

•	The Company delivered strong return on equity of 19% for the trailing twelve months.

Strategic Developments
The Company also announced that it has entered into a multi-year agreement with The Western Union Company, a leader in global payment services. The agreement will allow the Company to offer its customers Western Union's products and services (such as money transfer, money order and consumer bill payment services) through its ever widening network. The roll-out of these services is anticipated to begin in the first half of the Company's fiscal year 2013.

CEO Comments
Commenting on the year's results, EZCORP's President and Chief Executive Officer, Paul Rothamel, said "I am very pleased with our 2012 performance as we delivered record financial results in revenue, net income and EPS in a difficult trading environment. We also positioned the Company for long-term growth as we continue our multi-year plan to maximize our core pawn and lending business, diversify our geographic footprint, and innovate new products, services and channels.
"While we have doubled our revenues and net income over the last three years, we expect 2013 to be a year of investment to position the Company to again double in size over the next four to five years. We will continue to solidify our market leading position by accelerating our proven de novo store growth in the United States and Mexico; we will capitalize on our investments in Crediamigo and Cash Genie; and we will continue to look for additional investments that position us first in the customers' mind for instant cash.
"We expect these investments to propel the Company to double digit revenue and net income growth in fiscal 2014 and beyond."

Company Outlook
The Company expects fiscal 2013 earnings per share to be between $2.55 and $2.80, which would be down 9% to roughly flat from fiscal 2012. The Company expects first quarter earnings per share to be between $0.55 and $0.60, down from $0.78 in the first quarter of fiscal 2012. The decrease in the quarter is driven primarily by expected continued weaknesses in the gold marketplace, regulatory pressures in Texas (the Company's largest financial services market), and the drag associated with accelerated de novo growth and U.S. online lending initiatives. The Company expects to return to quarter-over-quarter earnings growth in the second half of the fiscal year.

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About EZCORP
EZCORP is a leading provider of instant cash solutions for consumers employing approximately 6,500 teammates and operating 1,262 Company-operated pawn, buy/sell and personal financial services locations in the U.S., Mexico and Canada. We provide a variety of instant cash solutions, including pawn loans, consumer loans, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the name “Crediamigo”), a leading provider of payroll deduction loans in Mexico, and in Artiste Holding Limited (doing business under the name “Cash Genie”), a leading provider of online loans in the U.K. The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of almost 700 stores that provide personal financial services and sell pre-owned merchandise.

Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including expected future earnings and growth rates. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry, fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, and consumer demand for the Company’s services and merchandise. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company has provided non-GAAP net income and non-GAAP earnings per share for the fiscal year ended September 30, 2011. The only difference between the presented non-GAAP measures and the most closely comparable GAAP measures is the exclusion of a one-time charge related to the retirement of the Company’s former Chief Executive Officer and the related tax benefit included in the quarter ended December 31, 2010. The Company’s management uses these non-GAAP financial measures to understand its financial performance from period to period. Management does not believe that the excluded one-time charge is reflective of underlying operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the corresponding GAAP measures, but rather are provided to facilitate an enhanced understanding of the Company’s actual and expected performance and to enable more meaningful period-to-period comparisons. A reconciliation of the non-GAAP financial measures to the most closely comparable GAAP financial measures is provided in the accompanying financial schedules.

EZCORP Investor Relations
(512) 314-2220
Investor_Relations@ezcorp.com
www.ezcorp.com

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data and percents)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2012	2011	2012	2011
Revenues:
Merchandise sales	$77,561	$67,856	$335,410	$282,083
Jewelry scrapping sales	56,767	63,048	208,319	212,479
Pawn service charges	63,243	56,191	235,642	201,135
Consumer loan fees	58,760	46,299	207,671	171,951
Other	2,021	691	5,425	1,669
Total revenues	258,352	234,085	992,467	869,317
Merchandise cost of goods sold	43,484	39,419	192,014	162,060
Jewelry scrapping cost of goods sold	38,915	36,943	134,848	133,560
Consumer loan bad debt	12,635	10,964	41,377	38,759
Net revenue	163,318	146,759	624,228	534,938
Operations expense	76,007	69,750	303,486	267,052
Administrative expense	30,274	19,020	94,035	75,270
Depreciation	6,484	4,819	23,289	17,489
Amortization	(1,107)	201	1,979	855
(Gain) / loss on sales / disposal of assets	(139)	311	(1)	309
Operating income	51,799	52,658	201,440	173,963
Interest income	(322)	(2)	(808)	(37)
Interest expense	(4,922)	504	(742)	1,690
Equity in net income of unconsolidated affiliates	(4,465)	(4,080)	(17,400)	(16,237)
Other	(1,053)	(4)	(1,210)	(164)
Income before income taxes	62,561	56,240	221,600	188,711
Income tax expense	18,420	19,875	71,023	66,552
Net income	44,141	36,365	150,577	122,159
Attributable to redeemable noncontrolling interest	5,569	—	6,869	—
Net income attributable to EZCORP, Inc.	$38,572	$36,365	$143,708	$122,159

Net income per share, diluted	$0.75	$0.72	$2.81	$2.43
Weighted average shares, diluted	51,394	50,589	51,133	50,369

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets
(in thousands)

	September 30,
	2012	2011
Assets:
Current assets:
Cash and cash equivalents	$52,814	$23,969
Cash, restricted	1,145	—
Pawn loans	157,648	145,318
Consumer loans, net	34,152	14,611
Pawn service charges receivable, net	29,401	26,455
Consumer loan fees receivable, net	30,416	6,775
Inventory, net	109,214	90,373
Deferred tax asset	14,984	18,125
Federal income tax receivable	10,511	—
Prepaid expenses and other assets	45,451	30,611
Total current assets	485,736	356,237
Investments in unconsolidated affiliates	126,066	120,319
Property and equipment, net	108,131	78,498
Goodwill	374,663	173,206
Intangible assets, net	45,185	19,790
Non-current consumer loans, net	61,997	—
Other assets, net	16,229	8,400
Total assets	$1,218,007	$756,450
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$21,085	$—
Current capital lease obligations	594	—
Accounts payable and other accrued expenses	78,925	57,400
Customer layaway deposits	7,238	6,176
Federal income taxes payable	—	693
Total current liabilities	107,842	64,269
Long-term debt, less current maturities	198,836	17,500
Long-term capital lease obligations	995	—
Deferred tax liability	7,922	8,331
Deferred gains and other long-term liabilities	13,903	2,102
Total liabilities	329,498	92,202
Temporary equity:
Redeemable noncontrolling interest	53,681	—
Stockholders’ equity	834,828	664,248
Total liabilities and stockholders’ equity	$1,218,007	$756,450

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(In thousands)

	Three Months Ended September 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$65,612	$11,949	$—	$77,561
Jewelry scrapping sales	52,851	3,916	—	56,767
Pawn service charges	55,791	7,452	—	63,243
Consumer loan fees	43,825	9,137	5,798	58,760
Other	1,325	546	150	2,021
Total revenues	219,404	33,000	5,948	258,352
Merchandise cost of goods sold	36,816	6,668	—	43,484
Jewelry scrapping cost of goods sold	35,853	3,062	—	38,915
Consumer loan bad debt	11,269	(831)	2,197	12,635
Net revenues	135,466	24,101	3,751	163,318
Operating expenses:
Store operations	69,256	5,918	833	76,007
Administrative	8,051	4,317	2,306	14,674
Depreciation	3,811	1,148	67	5,026
Amortization	111	(1,262)	25	(1,126)
Loss on sale/disposal of assets	(155)	16	—	(139)
Interest, net	(6)	(6,262)	—	(6,268)
Equity in net income of unconsolidated affiliates	—	—	(4,465)	(4,465)
Other	(992)	(7)	(54)	(1,053)
Segment contribution	$55,390	$20,233	$5,039	$80,662
Corporate expenses:
Administrative				15,600
Depreciation				1,458
Amortization				19
(Gain)/loss on sale/disposal of assets				—
Interest, net				1,024
Income before taxes				62,561
Income tax expense				18,420
Net income				44,141
Net income attributable to redeemable noncontrolling interest				5,569
Net income attributable to EZCORP, Inc.				$38,572

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(In thousands)

	Three Months Ended September 30, 2011
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$59,948	$7,908	$—	$67,856
Jewelry scrapping sales	58,414	4,634	—	63,048
Pawn service charges	50,879	5,312	—	56,191
Consumer loan fees	46,299	—	—	46,299
Other	603	88	—	691
Total revenues	216,143	17,942	—	234,085
Merchandise cost of goods sold	34,783	4,636	—	39,419
Jewelry scrapping cost of goods sold	33,939	3,004	—	36,943
Consumer loan bad debt	10,964	—	—	10,964
Net revenues	136,457	10,302	—	146,759
Operating expenses:
Store operations	63,647	6,103	—	69,750
Administrative	5,341	1,417	237	6,995
Depreciation	3,017	723	—	3,740
Amortization	103	98	—	201
Gain on sale/disposal of assets	311	—	—	311
Interest, net	10	—	—	10
Equity in net income of unconsolidated affiliates	—	—	(4,080)	(4,080)
Other	(8)	4	—	(4)
Segment contribution	$64,036	$1,957	$3,843	$69,836
Corporate expenses:
Administrative				12,025
Depreciation				1,079
(Gain)/loss on sale/disposal of assets				—
Interest, net				492
Income before taxes				56,240
Income tax expense				19,875
Net income				36,365
Net income attributable to redeemable noncontrolling interest				—
Net income attributable to EZCORP, Inc.				$36,365

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(In thousands)

	Fiscal Year Ended September 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$293,461	$41,949	$—	$335,410
Jewelry scrapping sales	192,587	15,732	—	208,319
Pawn service charges	210,645	24,997	—	235,642
Consumer loan fees	170,886	26,901	9,884	207,671
Other	3,769	1,348	308	5,425
Total revenues	871,348	110,927	10,192	992,467
Merchandise cost of goods sold	169,285	22,729	—	192,014
Jewelry scrapping cost of goods sold	122,955	11,893	—	134,848
Consumer loan bad debt	37,405	309	3,663	41,377
Net revenues	541,703	75,996	6,529	624,228
Operating expenses:
Store operations	272,446	28,919	2,121	303,486
Administrative	25,893	14,281	4,597	44,771
Depreciation	13,930	3,725	177	17,832
Amortization	526	1,388	46	1,960
(Gain)/loss on sale/disposal of assets	(235)	12	223	—
Interest, net	(3)	(4,507)	(1)	(4,511)
Equity in net income of unconsolidated affiliates	—	—	(17,400)	(17,400)
Other	(647)	(4)	(559)	(1,210)
Segment contribution	$229,793	$32,182	$17,325	$279,300
Corporate expenses:
Administrative				49,264
Depreciation				5,457
Amortization				19
(Gain)/loss on sale/disposal of assets				(1)
Interest, net				2,961
Income before taxes				221,600
Income tax expense				71,023
Net income				150,577
Net income attributable to redeemable noncontrolling interest				6,869
Net income attributable to EZCORP, Inc.				$143,708

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(In thousands)

	Fiscal Year Ended September 30, 2011
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$256,846	$25,237	$—	$282,083
Jewelry scrapping sales	196,482	15,997	—	212,479
Pawn service charges	184,234	16,901	—	201,135
Consumer loan fees	171,951	—	—	171,951
Other	1,547	122	—	1,669
Total revenues	811,060	58,257	—	869,317
Merchandise cost of goods sold	147,388	14,672	—	162,060
Jewelry scrapping cost of goods sold	121,355	12,205	—	133,560
Consumer loan bad debt	38,759	—	—	38,759
Net revenues	503,558	31,380	—	534,938
Operating Expenses:
Store operations	246,416	20,636	—	267,052
Administrative	19,444	4,447	795	24,686
Depreciation	11,211	2,446	—	13,657
Amortization	456	399	—	855
(Gain)/loss on sale/disposal of assets	296	13	—	309
Interest, net	30	4	—	34
Equity in net income of unconsolidated affiliates	—	—	(16,237)	(16,237)
Other	(3)	7	(168)	(164)
Segment contribution	$225,708	$3,428	$15,610	$244,746
Corporate expenses:
Administrative				50,584
Depreciation				3,832
(Gain)/loss on sale/disposal of assets				—
Interest, net				1,619
Income before taxes				188,711
Income tax expense				66,552
Net income				122,159
Net income attributable to redeemable noncontrolling interest				—
Net income attributable to EZCORP, Inc.				$122,159

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EZCORP, Inc.
Store Count Activity

	Three Months Ended September 30, 2012
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	982	268	—	1,250	12
De novo	5	8	—	13	—
Acquired	2	—	—	2	—
Sold, combined or closed	(2)	(1)	—	(3)	(2)
End of period	987	275	—	1,262	10

	Fiscal Year Ended September 30, 2012
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	933	178	—	1,111	13
De novo	17	54	—	71	—
Acquired	51	45	—	96	—
Sold, combined or closed	(14)	(2)	—	(16)	(3)
End of period	987	275	—	1,262	10

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Reconciliation of GAAP to Non-GAAP Results (Unaudited)
(in thousands, except per share data)
The following tables provide a reconciliation of the differences between the reported or projected non-GAAP financial measures for the periods indicated and the most comparable GAAP financial measures. The non-GAAP financial measures presented may not be directly comparable to similarly titled measures reported by other companies and their usefulness for such purposes are therefore limited. EZCORP management believes presentation of the non-GAAP financial measures enhances investors’ ability to analyze the Company’s operating results. However, non-GAAP financial measures are not an alternative to GAAP financial measures and should be read only in conjunction with financial measures presented on a GAAP basis.

	Fiscal Year Ended September 30, 2012			Fiscal Year Ended September 30, 2011
	GAAP	Non-GAAP Adjustments	Non-GAAP	GAAP	Non-GAAP Adjustments	Non-GAAP

Net revenue	$624,228	—	$624,228	$534,938	—	$534,938
Operations expense	303,486	—	303,486	267,052	—	267,052
Administrative expense	94,035	—	94,035	75,270	(10,945)	64,325
Depreciation	23,289	—	23,289	17,489	—	17,489
Amortization	1,979	—	1,979	855	—	855
(Gain) / loss on sale/disposal of assets	(1)	—	(1)	309	—	309
Operating income	201,440	—	201,440	173,963	10,945	184,908
Interest income	(808)	—	(808)	(37)	—	(37)
Interest expense	(742)	—	(742)	1,690	—	1,690
Equity in net income of unconsolidated affiliates	(17,400)	—	(17,400)	(16,237)	—	(16,237)
Other	(1,210)	—	(1,210)	(164)	—	(164)
Income before income taxes	221,600	—	221,600	188,711	10,945	199,656
Income tax expense	71,023	—	71,023	66,552	3,831	70,383
Net income	150,577	—	150,577	122,159	7,114	129,273
Attributable to noncontrolling interest	6,869	—	6,869	—	—	—
Net income attributable to EZCORP, Inc.	$143,708	$—	$143,708	$122,159	$7,114	$129,273
Net income per share, diluted	$2.81	$—	$2.81	$2.43	$0.14	$2.57
Weighted average shares, diluted	51,133	—	51,133	50,369	50,369	50,369

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